Black Hills Corp. Reports Third Quarter 2016 Results and Updates Earnings Guidance

RAPID CITY, S.D. — Nov. 2, 2016 — Black Hills Corp. (NYSE: BKH) today announced financial results for the third-quarter 2016. Net income available for common stock for the third quarter of 2016 was $14 million or $0.26 per diluted share, compared to net loss available for common stock for the third quarter of 2015 of $(9.9) million, or $(0.22) per diluted share. Results for the third quarter of 2016 included $0.15 per diluted share for a noncash impairment of crude oil and natural gas properties and $0.07 per diluted share related to acquisition costs. The same period in the prior year included $0.80 per diluted share for a noncash impairment of crude oil and natural gas properties and $0.06 per diluted share related to acquisition costs.

Net income available for common stock, as adjusted, was $26 million, or $0.48 per diluted share compared to net income available for common stock, as adjusted, of $29 million, or $0.64 per diluted share, for the same period in 2015 (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided).

“We are pleased with the progress we have made integrating the SourceGas acquisition and the operating performance of the combined company,” said David R. Emery, chairman and CEO of Black Hills Corp. “Overall financial results for the third quarter met our expectations and we advanced our strategic construction projects toward completion. Based primarily on our acquisition integration progress and the operational and financial benefits realized, we are updating our 2016 and 2017 earnings guidance, as adjusted.

“Financial results reflected solid earnings at our electric utilities, which benefited from strong industrial demand growth and warmer than normal weather, producing all-time peak loads in Colorado and Wyoming for the second consecutive quarter. Results at our natural gas utilities reflected the addition of SourceGas, but were tempered by moderate seasonal earnings and higher interest expense. Our power generation and mining segments delivered solid earnings, and we made good progress selling non-core assets in our oil and gas business.

“Acquisition integration continued ahead of schedule and we are on track to complete most activities by year-end. We recently completed the conversion of our new Colorado, Nebraska and Wyoming customers to Black Hills’ customer information, billing and payment systems, and implemented new electronic tablet operations technology for our field technicians in these areas.

“We are on budget and ahead of schedule on two Colorado Electric generation projects that will help us meet expectations under Colorado’s Renewable Energy Standards mandate and the Clean Air-Clean Jobs Act. Colorado Electric’s 60-megawatt Peak View Wind Project and 40-megawatt gas turbine will both be serving customers on or before year-end. In addition, we energized the first segment of South Dakota Electric’s 144-mile electric transmission line from northeast Wyoming to Rapid City, South Dakota. The second segment of the line is projected to be serving customers during the first half of 2017.”

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(in millions, except per share amounts)	2016	2015	2016	2015
GAAP:
Net income (loss) available for common stock	$14.1	$(9.9)	$54.8	$(17.9)

Earnings (loss) per share, diluted	$0.26	$(0.22)	$1.04	$(0.40)

Non-GAAP:
Net income available for common stock, as adjusted (non-GAAP)	$26.0	$28.6	$111.8	$101.5

Earnings per share, as adjusted, diluted (non-GAAP)	$0.48	$0.64	$2.11	$2.28

“We took advantage of historically low interest rates to complete several critical financings to reduce future financing risk, provide financing flexibility and enhance liquidity resources. During the quarter, we refinanced more than $1 billion in near-term debt at favorable terms. Our corporate revolving credit facility was upsized to $750 million and nearly $50 million of new equity was issued during the quarter through our At-the-Market equity offering program at an average price of nearly $61 per share.

“Our acquisition integration progress and operational performance of the combined company have positioned us to finish the year strongly, setting the stage to benefit our customers and shareholders for years to come,” concluded Emery.

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Utilities

•
Construction continued on budget and ahead of schedule for Colorado Electric’s $109 million, 60-megawatt Peak View Wind Project. The project, originally expected to be serving customers by year-end 2016, may be placed in service earlier than planned. The Peak View Wind Project will help Colorado Electric meet its compliance requirements under Colorado’s Renewable Energy Standard to deliver 30 percent of retail energy sales from renewable resources by 2020.

•
Colorado Electric continued construction of a $65 million, 40-megawatt natural gas-fired turbine at the Pueblo Airport Generating Station. The project will be completed under budget and serving customers by year-end 2016. On May 3, Colorado Electric filed a request with the Colorado Public Utilities Commission for a rate review to increase its annual revenue by $8.9 million to recover investments in the new turbine. Hearings were held in October and we expect new rates to be effective Jan. 1, 2017.

•
South Dakota Electric continued construction of a $54 million, 144-mile transmission line from northeast Wyoming to Rapid City, South Dakota. The first segment of the project was energized and began serving customers Aug. 31, with the remaining segment expected to be completed and serving customers during the first half of 2017.

•
On July 21, Wyoming Electric set a new all-time peak load of 236 megawatts, surpassing the previous all-time peak loads, each recorded this year, of 218 megawatts on June 10 and 231 megawatts on June 21.

•	On July 20, Colorado Electric set a new all-time peak load of 412 megawatts, surpassing the previous all-time peak load of 406 megawatts on June 21, 2016.

•
On July 8, Kansas Gas purchased a 37-mile segment of natural gas pipeline in southwest Kansas, providing additional gas supply to local irrigation customers. The purchase adds opportunities to provide service to customers along 87 miles of previously inaccessible transmission pipeline.

•
In July, Black Hills withdrew its cost of service gas applications in Iowa, Kansas, South Dakota and Wyoming. Black Hills is considering filing new applications seeking approval of specific gas reserve properties.

Oil and Gas

•
Through October, Oil and Gas closed the sales of several non-core properties. A total of 379 gross wells (23.8 net wells) with total daily net production of approximately 2,673 Mcfe and reserves of approximately 5.3 Bcfe were sold for total proceeds of approximately $11 million.

Corporate

•
On Oct. 25, Black Hills’ board of directors declared a quarterly dividend on the common stock. Shareholders of record at the close of business on Nov. 17, 2016, will receive $0.42 per share, equivalent to an annual dividend rate of $1.68 per share, payable on Dec. 1, 2016.

•	On Sept. 1, Teresa A. Taylor joined the board of directors.

•
Black Hills continued its At-the-Market equity offering program to sell shares of its common stock with an aggregate value of up to $200 million. During the quarter, the company issued 819,442 shares for net proceeds of $49 million.

•
On Aug. 19, we completed a public debt offering of $700 million principal amount of senior unsecured notes. The debt offering consisted of $400 million of 3.15% senior notes due Jan. 15, 2027, and $300 million of 4.20% senior notes due Sept. 15, 2046. Proceeds of the notes were used to repay debt assumed from the SourceGas acquisition, and for other corporate purposes.

•
On Aug. 9, we entered into a $500 million, three-year, unsecured term loan expiring on Aug. 9, 2019. The cost of borrowing is currently LIBOR plus a spread of 95 basis points. Proceeds were used to repay existing term loans.

•
On Aug. 9, we amended and restated our corporate revolving credit facility to increase total commitments to $750 million from $500 million and extended the term through Aug. 9, 2021, with two one-year extension options. The facility includes an accordion feature that allows us, with the consent of the administrative agent and issuing agents, to increase total commitments of the facility up to $1 billion.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2016	2015	2016	2015
	(in millions)
Net income (loss) available for common stock:

Electric Utilities	$24.2	$22.7	$62.6	$57.8
Gas Utilities	(2.9)	0.7	30.0	27.5
Power generation (a)	5.6	9.1	19.9	24.8
Mining	3.3	3.0	7.0	9.1
Oil and gas (b) (c)	(8.8)	(39.8)	(35.3)	(130.1)
	21.4	(4.3)	84.2	(10.9)

Corporate and Eliminations (d) (e)	(7.2)	(5.6)	(29.4)	(7.0)

Net income (loss) available for common stock	$14.1	$(9.9)	$54.8	$(17.9)

(a)
Net income (loss) available for common stock for the three and nine months ended Sept. 30, 2016 is net of net income attributable to noncontrolling interest of $3.8 million and $6.4 million, respectively.

(b)
Net income (loss) for the three and nine months ended Sept. 30, 2016 and Sept. 30, 2015 include noncash after-tax impairments of $7.9 million and $33 million and $36 million and $113 million, respectively.

(c)
Net income (loss) for the nine months ended Sept. 30, 2016 includes an after-tax benefit of approximately $5.8 million recognized from additional percentage depletion deductions that are being claimed with respect to our oil and gas properties involving prior tax years.

(d)
Net income (loss) for the three and nine months ended Sept. 30, 2016 and Sept. 30, 2015 included incremental, non-recurring acquisition and transition costs, after-tax of $4.0 million and $24 million and $2.8 million and $3.0 million, respectively; and after-tax internal labor costs attributable to the acquisition of $1.7 million and $7.4 million, and $1.2 million and $1.8 million, respectively.

(e)
Net income (loss) for the nine months ended Sept. 30, 2016 includes tax benefits of approximately $4.4 million as a result of the re-measurement of the liability for uncertain tax positions predicated on an agreement reached with IRS Appeals in early 2016.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2016	2015	2016	2015
Weighted average common shares outstanding (in thousands):
Basic	52,184	44,635	51,583	44,598
Diluted	53,733	44,635	52,893	44,598

Earnings per share:
Basic -
Total Basic Earnings Per Share	$0.27	$(0.22)	$1.06	$(0.40)

Diluted -
Total Diluted Earnings Per Share	$0.26	$(0.22)	$1.04	$(0.40)

EARNINGS GUIDANCE

Earnings per share, as adjusted is a non-GAAP financial measure. Earnings per share, as adjusted is defined as GAAP Earnings per share, adjusted for expenses and gains that the company believes do not reflect core operating performance. Examples of these types of adjustments may include unique one-time non-budgeted events, impairment of assets, acquisition and disposition costs, and other adjustments noted in the earnings reconciliation table below.

2016 EARNINGS GUIDANCE UPDATED

Black Hills narrowed its guidance range for 2016 earnings, as adjusted, to $3.00 to $3.10 from $2.90 to $3.10 per share (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided below). The changes in guidance range primarily reflect the progress made integrating SourceGas and the operational and financial benefits realized from combining the two companies.

2016 Earnings Guidance as Adjusted
	LOW	HIGH

Earnings (loss) per share (GAAP)	$1.93	$2.03
Adjustments*, pre-tax:
Impairment of long-lived assets	0.99	0.99
Acquisition costs	0.70	0.70
	1.69	1.69

Tax on Adjustments*:
Impairments	(0.37)	(0.37)
Acquisition costs	(0.25)	(0.25)
	(0.62)	(0.62)

Total adjustments, net of tax	1.07	1.07

Earnings (loss) per share, as adjusted (non-GAAP)	$3.00	$3.10

*	Additional adjustments will likely occur in the fourth quarter. Adjustments shown reflect the actual adjustments made for the first nine months of the year.

2017 EARNINGS GUIDANCE UPDATED

Black Hills narrowed its guidance range for 2017 earnings, as adjusted, to $3.45 to $3.65 from $3.35 to $3.65 per share (a non-GAAP measure*), based on the following assumptions:

•	Capital spending of $324 million (excludes any Cost of Service Gas Program capital);

•	Normal operations and weather conditions within our utility service territories that impact customer usage, and planned construction, maintenance and/or capital investment projects;

•	Successful completion of rate reviews for electric and gas utilities;

•	No significant unplanned outages at any of our power generation facilities;

•	No earnings contribution from a Cost of Service Gas Program;

•	Limited equity issuances under our At-the-Market equity offering program and approximately $3 million from the dividend reinvestment program;

•	No significant acquisitions or divestitures;

•	Excludes non-recurring, external costs associated with the integration of SourceGas; and

•	Oil and gas segment loss of $(0.10) to $(0.15) per share, excluding potential non-cash asset impairments.

*
The company is not able to provide forward-looking quantitative GAAP to non-GAAP reconciliation for the 2017 earnings guidance, as adjusted, because unplanned or unique events that may occur are unknown at this time.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Thursday, Nov. 3, 2016, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the pass code 88556299 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Thursday, Nov. 24, 2016, at 855-859-2056 in the United States and at 404-537-3406 for international callers. The replay pass code is 88556299.

EEI FINANCIAL CONFERENCE ATTENDANCE

Leadership from Black Hills will present at the 2016 EEI Financial Conference at 9:45 a.m. MST on Tuesday, Nov. 8, 2016. A live webcast of the company’s presentation and accompanying slides will be available on Black Hills’ website at www.blackhillscorp.com under the “Investor Relations” section. A replay of the webcast will be made available at the same location following the conclusion of the webcast.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income (loss), as adjusted, is defined as Net income (loss), adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenues less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
(In millions, except per share amounts)	2016		2015		2016		2015
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income (loss) available for common stock (GAAP)	$14.1	$0.26	$(9.9)	$(0.22)	$54.8	$1.04	$(17.9)	$(0.40)
Adjustments, pre-tax:
Impairment of long-lived assets	12.3	0.23	61.9	1.39	52.3	0.99	178.4	4.00
Impairment of equity investments	—	—	—	—	—	—	5.2	0.12
Acquisition costs	6.1	0.11	4.3	0.10	37.2	0.70	4.6	0.10
Total adjustments	18.4	0.34	66.1	1.48	89.5	1.69	188.2	4.22

Tax on Adjustments:
Impairment of long-lived assets	(4.3)	(0.08)	(26.1)	(0.58)	(19.5)	(0.37)	(67.1)	(1.51)
Acquisition costs	(2.1)	(0.03)	(1.5)	(0.03)	(13.0)	(0.24)	(1.6)	(0.04)
	(6.5)	(0.12)	(27.6)	(0.61)	(32.5)	(0.62)	(68.8)	(1.55)

Rounding	—	—	—	(0.01)	—	—	—	0.01
Adjustments, net of tax	11.9	0.22	38.5	0.86	57.0	1.07	119.4	2.68

Net income (loss) available for common stock, as adjusted (non-GAAP)	$26.0	$0.48	$28.6	$0.64	$111.8	$2.11	$101.5	$2.28

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three months ended Sept. 30, 2016, compared to the three months ended Sept. 30, 2015, are discussed below. The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Segment reporting transition of Cheyenne Light’s natural gas operations

Effective Jan. 1, 2016, the natural gas operations of Cheyenne Light have been included in our Gas Utilities Segment. Through Dec. 31, 2015, Cheyenne Light’s natural gas operations were included in our Electric Utilities Segment as these natural gas operations were consolidated within Cheyenne Light since its acquisition. This change is a result of our business segment reorganization to, among other things, integrate all regulated natural gas operations, including the SourceGas Acquisition, into our Gas Utilities Segment which is led by the Group Vice President, Natural Gas Utilities. Likewise, all regulated electric utility operations, including Cheyenne Light’s electric utility operations, are reported in our Electric Utilities Segment, which is led by the Group Vice President, Electric Utilities. The prior period has been reclassified to reflect this change in presentation between the Electric Utilities and Gas Utilities segments. This segment reclassification did not impact our consolidated financial position, results of operations or cash flows.

Electric Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2016	2015	2016 vs. 2015	2016	2015	2016 vs. 2015
	(in millions)
Gross margin	$107.5	$107.3	$0.2	$308.8	$309.4	$(0.6)

Operations and maintenance	38.1	40.5	(2.4)	116.3	122.5	(6.2)
Depreciation and amortization	21.1	20.1	1.0	62.8	60.3	2.5
Operating income	48.4	46.7	1.7	129.7	126.5	3.2

Interest expense, net	(12.0)	(12.5)	0.5	(36.7)	(38.7)	2.0
Other income (expense), net	1.3	0.8	0.5	2.8	1.0	1.8
Income tax benefit (expense)	(13.5)	(12.4)	(1.1)	(33.2)	(31.1)	(2.1)
Net income (loss) (a)	$24.2	$22.7	$1.5	$62.6	$57.8	$4.8

(a)
Excludes Cheyenne Light's natural gas utility operations. Effective Jan. 1, 2016, Cheyenne Light’s natural gas utility results are reported in our Gas Utility segment. Cheyenne Light’s gas utility results for the three and nine months ended Sept. 30, 2015, have been reclassified from the Electric Utility segment to the Gas Utility segment. Gross margin of $4.1 million and $15 million respectively; and Net loss and Net income of $1.0 million and $0.5 million, respectively, previously reported in the Electric Utility segment in 2015, are now included in the Gas Utility segment.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2016	2015	2016	2015
Operating Statistics:
Retail sales - MWh	1,375,059	1,345,749	3,848,072	3,752,535
Contracted wholesale sales - MWh	62,547	65,952	182,087	215,119
Off-system sales - MWh	165,152	188,844	570,030	770,199
Total electric sales - MWh	1,602,758	1,600,545	4,600,189	4,737,853

Regulated power plant availability:
Coal-fired plants (a)	94.8%	89.0%	88.0%	92.2%
Other plants	98.4%	96.4%	97.0%	95.3%
Total availability	97.1%	93.7%	93.7%	94.2%

(a)	Decrease is due to a planned outage at Wygen III and an extended unplanned outage at Wyodak.

Third Quarter 2016 Compared with Third Quarter 2015

Gross margin was comparable to the prior year reflecting a $0.8 million increase in our construction and TCA rider margins and an increase of $0.8 million in commercial and industrial margins driven by increased demand compared to the same period in the prior year. Partially offsetting these increases were lower residential margins of $0.6 million driven primarily by lower residential megawatt hours sold and a decrease in cooling degree days which were 3 percent lower than the prior year and 15 percent higher than normal.

Operations and maintenance decreased primarily due to lower generation and major maintenance expenses of $1.4 million primarily as a result of outage timing differences compared to the same period in the prior year and $0.9 million driven by a change in expense allocations impacting the electric utilities as a result of integrating the acquired SourceGas utilities.

Depreciation and amortization increased primarily due to a higher asset base.

Interest expense, net decreased primarily due to higher AFUDC interest income driven by construction in process in the current period compared to the same period in the prior year.

Other income (expense), net increased primarily due to higher AFUDC equity income than the same period in the prior year.

Income tax benefit (expense): The effective tax rate was comparable to the same period in the prior year.

Gas Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2016	2015	2016 vs. 2015	2016	2015	2016 vs. 2015
	(in millions)
Gross margin	$99.7	$46.5	$53.2	$335.9	$184.9	$151.0

Operations and maintenance	64.9	33.7	31.2	179.8	105.8	74.0
Depreciation and amortization	21.2	8.1	13.1	57.1	23.9	33.2
Operating income	13.6	4.7	8.9	98.9	55.2	43.7

Interest expense, net	(21.3)	(4.3)	(17.0)	(53.9)	(12.8)	(41.1)
Other income (expense), net	(0.4)	—	(0.4)	—	0.1	(0.1)
Income tax benefit (expense)	5.1	0.2	4.9	(15.1)	(14.9)	(0.2)
Net income (loss) (a)(b)	$(3.0)	$0.7	$(3.7)	$30.0	$27.5	$2.5

(a)
Includes Cheyenne Light’s natural gas utility operations. Effective Jan. 1, 2016, Cheyenne Light’s natural gas utility results are reported in our Gas Utilities segment. Cheyenne Light’s gas utility results for the three and nine months ended Sept. 30, 2015, have been reclassified from the Electric Utilities segment to the Gas Utilities segment. Gross margin of $4.1 million and $15 million, respectively; and Net loss and Net income of $1.0 million and $0.5 million, respectively, previously reported in the Electric Utilities segment in 2015, are now included in the Gas Utilities segment.

(b)	Net income attributable to noncontrolling interest for the three and nine months ended Sept. 30, 2016, was less than $0.1 million.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2016	2015	2016	2015
Operating Statistics:
Total gas sales - Dth	8,914,372	6,025,360	56,559,766	40,852,661
Total transport volumes - Dth	31,260,640	17,256,424	86,734,882	57,861,475

Third Quarter 2016 Compared with Third Quarter 2015

Gross margin increased primarily due to margins of approximately $53 million contributed by the SourceGas utilities acquired on Feb. 12, 2016.

Operations and maintenance increased primarily due to additional operating costs of approximately $31 million for the acquired SourceGas utilities. Partially offsetting this increase were lower employee costs of $1.2 million driven by a change in expense allocations impacting the gas utilities as a result of integrating the acquired SourceGas utilities.

Depreciation and amortization increased primarily due to additional depreciation from the acquired SourceGas utilities of approximately $13 million, and due to a higher asset base at our other utilities over the same period in the prior year.

Interest expense, net increased primarily due to additional interest expense of approximately $17 million from the acquired SourceGas utilities.

Income tax benefit (expense): The effective tax rate, including the impact of the acquired SourceGas utilities, reflects additional tax benefits related primarily to a favorable tax return true-up and flow-through adjustments. Such adjustments were attributable to legacy gas utility operations.

Power Generation

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2016	2015	2016 vs. 2015	2016	2015	2016 vs. 2015
	(in millions)
Revenue	$23.3	$23.3	$—	$68.4	$68.2	$0.2

Operations and maintenance	7.5	7.5	—	24.2	23.8	0.4
Depreciation and amortization	1.0	1.1	(0.1)	3.1	3.3	(0.2)
Operating income	14.9	14.7	0.2	41.1	41.1	—

Interest expense, net	(0.4)	(0.8)	0.4	(1.3)	(2.4)	1.1
Other (income) expense, net	—	—	—	—	—	—
Income tax benefit (expense)	(5.0)	(4.9)	(0.1)	(13.5)	(14.0)	0.5
Net income (loss)	$9.4	$9.1	$0.3	$26.3	$24.8	$1.5
Net income attributable to noncontrolling interest	(3.8)	—	(3.8)	(6.4)	—	(6.4)
Net income (loss) available to common stock	$5.6	$9.1	$(3.5)	$19.9	$24.8	$(4.9)

On April 14, 2016, Black Hills Electric Generation sold a 49.9%, noncontrolling interest in Black Hills Colorado IPP for $216 million. Black Hills Colorado IPP continues to be the majority owner and operator of the facility, which is contracted to provide capacity and energy through 2031 to Black Hills Colorado Electric. Net income available for common stock for the three and nine months ended Sept. 30, 2016, was reduced by $3.8 million and $6.4 million, respectively, attributable to this noncontrolling interest.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2016	2015	2016	2015
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants (a)	98.7%	98.9%	94.1%	98.2%
Gas-fired plants	99.1%	99.2%	99.2%	99.0%
Total availability	99.0%	99.1%	97.9%	98.8%

(a)	Decrease due to a planned outage on Wygen I during the nine months ended Sept. 30, 2016.

Third Quarter 2016 Compared with Third Quarter 2015

Revenue was comparable to the same period in the prior year, reflecting a year over year increase in PPA prices.

Operations and maintenance was comparable to the same period in the prior year.

Depreciation and amortization was comparable to the same period in the prior year. The generating facility located in Pueblo, Colorado, is accounted for as a capital lease under GAAP; therefore, depreciation expense for the original cost of the facility is recorded at the Electric Utility segment.

Interest expense, net decreased due to higher interest income driven by the proceeds from the noncontrolling interest sale in April 2016.

Income tax benefit (expense): The effective tax rate was comparable to the same period in the prior year.

Net income attributable to noncontrolling interest: Net income attributable to noncontrolling interest increased by $3.8 million as a result of the noncontrolling interest sale in April 2016.

Mining

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2016	2015	2016 vs. 2015	2016	2015	2016 vs. 2015
	(in millions)
Revenue	$16.8	$17.0	$(0.2)	$44.1	$49.6	$(5.5)

Operations and maintenance	10.5	10.8	(0.3)	29.2	31.4	(2.2)
Depreciation, depletion and amortization	2.3	2.5	(0.2)	7.3	7.4	(0.1)
Operating income (loss)	4.0	3.6	0.4	7.7	10.8	(3.1)

Interest (expense) income, net	(0.1)	(0.1)	—	(0.3)	(0.3)	—
Other income (expense), net	0.6	0.6	—	1.6	1.7	(0.1)
Income tax benefit (expense)	(1.2)	(1.1)	(0.1)	(2.1)	(3.1)	1.0
Net income (loss)	$3.3	$3.0	$0.3	$7.0	$9.1	$(2.1)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2016	2015	2016	2015
Operating Statistics:	(in thousands)
Tons of coal sold	1,106	1,041	2,722	3,136
Cubic yards of overburden moved	2,065	1,747	5,516	4,552

Revenue per ton	$15.20	$16.30	$16.21	$15.82

Third Quarter 2016 Compared with Third Quarter 2015

Revenue was comparable to the same period in the prior year reflecting a 6 percent increase in tons sold, partially offset by a 7 percent decrease in price per ton sold. The decrease in price per ton sold was driven by contract price adjustments based on actual mining costs. During the current period, approximately 47 percent of the mine’s production was sold under contracts that include price adjustments based on actual mining costs, including income taxes, compared to approximately 45 percent in the same period of the prior year.

Operations and maintenance decreased primarily due to lower major maintenance requirements.

Income tax benefit (expense): The effective tax rate was comparable to the same period in the prior year.

Oil and Gas

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2016	2015	2016 vs. 2015	2016	2015	2016 vs. 2015
	(in millions)
Revenue	$9.6	$9.9	$(0.3)	$25.7	$33.5	$(7.8)

Operations and maintenance	7.6	11.0	(3.4)	24.5	32.9	(8.4)
Depreciation, depletion and amortization	3.5	6.2	(2.7)	11.4	22.5	(11.1)
Impairment of long-lived assets	12.3	61.9	(49.6)	52.3	178.4	(126.1)
Operating income (loss)	(13.7)	(69.1)	55.4	(62.6)	(200.2)	137.6

Interest income (expense), net	(1.3)	(0.7)	(0.6)	(3.5)	(1.6)	(1.9)
Other (income) expense, net	—	(0.2)	0.2	0.1	(0.4)	0.5
Impairment of equity investments	—	—	—	—	(5.2)	5.2
Income tax benefit (expense)	6.2	30.2	(24.0)	30.7	77.3	(46.6)
Net income (loss)	$(8.8)	$(39.8)	$31.0	$(35.3)	$(130.1)	$94.8

	Three Months Ended Sept. 30,		Percentage Increase	Nine Months Ended Sept. 30,		Percentage Increase
	2016	2015	(Decrease)	2016	2015	(Decrease)
Operating Statistics:
Bbls of crude oil sold	89,569	98,722	(9)%	263,788	278,357	(5)%
Mcf of natural gas sold	2,426,892	2,271,186	7%	7,148,952	7,226,949	(1)%
Bbls of NGL sold	27,640	19,342	43%	105,535	81,383	30%
Mcf equivalent sales	3,130,147	2,979,568	5%	9,364,891	9,385,391	—%

Depletion expense/Mcfe	$0.81	$1.64	(51)%	$0.86	$2.03	(58)%

Average price received including hedges (a)(b)
Crude Oil (Bbl)	$56.64	$58.31	(3)%	$54.38	$63.20	(14)%
Natural Gas (MMcf)	$1.63	$1.69	(4)%	$1.28	$1.89	(32)%
Natural Gas Liquids (Bbl)	$11.31	$2.87	294%	$10.95	$13.64	(20)%

Average well-head price (c)
Crude Oil (Bbl)	$41.78	$40.31	4%	$35.33	$42.83	(18)%
Natural Gas (MMcf)	$1.00	$0.82	22%	$0.46	$0.89	(48)%
__________

(a)	Net of hedge settlement gains and losses.

(b)	Impairments of Oil and Gas properties of $12 million and $52 million and $62 million and $178 million were recorded for the three and nine months ended Sept. 30, 2016 and Sept. 30, 2015, respectively.

(c)	Prices are net of processing and transportation costs.

Third Quarter 2016 Compared with Third Quarter 2015

Revenue decreased primarily due to the decrease in our net commodity hedge position for both crude oil and natural gas, resulting in a 3 percent decrease in the average hedged price received for crude oil sold, and a 4 percent decrease in the average hedged price received for natural gas sold. Production increased by 5 percent. Production was limited in the current period to meet minimum daily quantity contractual gas processing commitments in the Piceance. The increase over the prior year is due to higher processing plant availability when compared to the same period in the prior year.

Operations and maintenance decreased primarily due to lower employee costs as a result of the reduction in staffing in the prior year, and lower production taxes and ad valorem taxes on lower revenue.

Depreciation, depletion and amortization decreased primarily due to the reduction in our full cost pool resulting from the impact of the ceiling test impairments incurred in the current and prior years, partially offset by the depletion rate applied to greater production.

Impairment of long-lived assets represents noncash write-downs in the value of our natural gas and crude oil properties driven by low natural gas and crude oil prices. The ceiling test write-down of $12 million in the third quarter of 2016 used an average NYMEX natural gas price of $2.28 per Mcf, adjusted to $1.03 per Mcf at the wellhead, and $41.68 per barrel for crude oil, adjusted to $35.88 per barrel at the wellhead, compared to the $62 million ceiling test write-down in the same period of the prior year which used an average NYMEX natural gas price of $3.06 per Mcf, adjusted to $1.72 per Mcf at the wellhead, and $59.21 per barrel for crude oil, adjusted to $52.82 per barrel at the wellhead.

Interest income (expense), net increased primarily due to higher interest expense driven by an increase in intercompany notes payable.

Income tax (expense) benefit: Each period represents a tax benefit. The effective tax rate was comparable for the same period in the prior year.

Corporate Activities

Third Quarter 2016 Compared with Third Quarter 2015

Net loss for Corporate activity was $7.2 million for the three months ended Sept. 30, 2016, compared to net loss of $5.6 million for the three months ended Sept. 30, 2015. The variance from the prior year was due to higher corporate expenses, primarily driven by costs related to the SourceGas acquisition including approximately $4.0 million of after-tax acquisition and transition costs, compared to $2.8 million of after-tax acquisition and transition costs in the same period of the prior year, and approximately $1.7 million of after-tax internal labor that otherwise would have been charged to other business segments, during the three months ended Sept. 30, 2016, compared to $1.2 million after-tax internal labor that otherwise would have been charged to other business segments in the same period of the prior year.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.2 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company also generates wholesale electricity and produces natural gas, oil and coal. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2016 and 2017 earnings guidance and anticipated benefits of the acquisition of SourceGas Holdings LLC. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2015 Annual Report on Form 10-K, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based, including the successful integration of the SourceGas acquisition;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•	Our ability to maintain a solid investment grade credit rating;

•
Our ability to file new cost of service gas applications with our utility regulatory commissions, seeking approval to implement a cost of service gas program with specific gas reserve properties and our ability to receive regulatory approval of the program;

•
The impact of the volatility and extent of changes in commodity prices on our earnings and the underlying value of our oil and gas assets, including the possibility that we may be required to take additional impairment charges under the SEC’s full cost ceiling test for natural gas and oil reserves; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended Sept. 30, 2016	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$171.8	$141.4	$1.9	$9.0	$9.6	$—	$—	$—	$—	$333.8
Intercompany revenue	2.7	—	21.4	7.8	—	86.0	—	0.7	(118.6)	—
Fuel, purchased power and cost of gas sold	67.0	41.7	—	—	—	0.1	1.3	—	(29.9)	80.2
Gross margin	107.5	99.7	23.3	16.8	9.6	85.9	(1.3)	0.7	(88.7)	253.6

Operations and maintenance	38.1	64.9	7.5	10.5	7.6	87.7	—	—	(82.3)	134.0
Depreciation, depletion and amortization	21.1	21.2	1.0	2.3	3.5	6.0	(3.3)	3.1	(6.0)	48.9
Impairment of long-lived assets	—	—	—	—	12.3	—	—	—	—	12.3
Operating income (loss)	48.4	13.6	14.9	4.0	(13.7)	(7.8)	1.9	(2.4)	(0.4)	58.4

Interest expense, net	(13.8)	(21.8)	(0.8)	(0.1)	(1.3)	(26.7)	—	—	28.3	(36.2)
Interest income	1.7	0.5	0.4	—	—	26.0	—	—	(27.7)	0.9
Other income (expense)	1.3	(0.4)	—	0.6	—	32.5	—	—	(32.7)	1.4
Impairment of equity investments	—	—	—	—	—	—	—	—	—	—
Income tax benefit (expense)	(13.5)	5.1	(5.0)	(1.2)	6.2	1.6	(0.7)	0.9	—	(6.6)
Net income (loss)	$24.2	$(3.0)	$9.4	$3.3	$(8.8)	$25.6	$1.2	$(1.5)	$(32.5)	$17.9
Net income attributable to noncontrolling interest	—	—	(3.8)	—	—	—	—	—	—	(3.8)
Net income (loss) available for common stock	$24.2	$(2.9)	$5.6	$3.3	$(8.8)	$25.6	$1.2	$(1.5)	$(32.5)	$14.1

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2016	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim(a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$493.8	$563.9	$5.3	$20.5	$25.7	$—	$—	$—	$—	$1,109.2
Intercompany revenue	9.4	—	63.1	23.7	—	251.0	—	2.0	(349.1)	—
Fuel, purchased power and cost of gas sold	194.5	228.0	—	—	—	0.4	3.9	—	(90.3)	336.5
Gross margin	308.8	335.9	68.4	44.1	25.7	250.6	(3.9)	2.0	(258.9)	772.6

Operations and maintenance	116.3	179.8	24.2	29.2	24.5	279.5	—	—	(241.2)	412.4
Depreciation, depletion and amortization	62.8	57.1	3.1	7.3	11.4	16.8	(9.8)	8.8	(16.8)	140.6
Impairment of long-lived assets	—	—	—	—	52.3	—	—	—	—	52.3
Operating income (loss)	129.7	98.9	41.1	7.7	(62.6)	(45.7)	5.9	(6.8)	(1.0)	167.3

Interest expense, net	(41.8)	(55.9)	(2.9)	(0.3)	(3.5)	(71.8)	—	—	75.2	(101.1)
Interest income	5.2	2.0	1.6	—	—	67.1	—	—	(73.4)	2.5
Other income (expense)	2.8	—	—	1.6	0.1	140.9	—	—	(141.7)	3.7
Impairment of equity investments	—	—	—	—	—	—	—	—	—	—
Income tax benefit (expense)	(33.2)	(15.1)	(13.5)	(2.1)	30.7	21.5	(2.2)	2.5	—	(11.2)
Net income (loss)	$62.6	$30.0	$26.3	$7.0	$(35.3)	$112.0	$3.7	$(4.3)	$(140.9)	$61.2
Net income attributable to noncontrolling interest	—	—	(6.4)	—	—	—	—	—	—	(6.4)
Net income (loss) available for common stock	$62.6	$30.0	$19.9	$7.0	$(35.3)	$112.0	$3.7	$(4.3)	$(140.9)	$54.8

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Three Months Ended Sept. 30, 2015	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$176.0	$75.2	$2.1	$8.9	$9.9	$—	$—	$—	$—	$272.1
Intercompany revenue	2.5	—	21.1	8.1	—	56.1	—	0.6	(88.5)	—
Fuel, purchased power and cost of gas sold	71.3	28.7	—	—	—	—	1.2	—	(29.5)	71.6
Gross margin	107.3	46.5	23.3	17.0	9.9	56.1	(1.2)	0.6	(58.9)	200.5

Operations and maintenance	40.5	33.7	7.5	10.8	11.0	54.9	—	—	(55.5)	102.9
Depreciation, depletion and amortization	20.1	8.1	1.1	2.5	6.2	2.3	(3.3)	3.1	(2.3)	37.8
Impairment of long-lived assets	—	—	—	—	61.9	—	—	—	—	61.9
Operating income (loss)	46.7	4.7	14.7	3.6	(69.1)	(1.1)	2.1	(2.5)	(1.1)	(2.0)

Interest expense, net	(13.6)	(4.4)	(1.0)	(0.1)	(0.7)	(17.1)	—	—	15.3	(21.6)
Interest income	1.1	0.2	0.3	—	—	12.2	—	—	(13.4)	0.4
Other income (expense)	0.8	—	—	0.6	(0.2)	14.0	—	—	(14.0)	1.3
Impairment of equity investments	—	—	—	—	—	—	—	—	—	—
Income tax benefit (expense)	(12.4)	0.2	(4.9)	(1.1)	30.2	(0.1)	(0.8)	0.9	—	12.0
Net income (loss)	$22.7	$0.7	$9.1	$3.0	$(39.8)	$7.8	$1.3	$(1.6)	$(13.1)	$(9.9)
Net income attributable to noncontrolling interest	—	—	—	—	—	—	—	—	—	—
Net income (loss) available for common stock	$22.7	$0.7	$9.1	$3.0	$(39.8)	$7.8	$1.3	$(1.6)	$(13.1)	$(9.9)

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station, which sells energy and capacity under a 20-year PPA to Colorado Electric, is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2015	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$504.0	$417.0	$5.8	$26.1	$33.5	$—	$—	$—	$—	$986.3
Intercompany revenue	8.5	—	62.5	23.5	—	169.0	—	1.8	(265.2)	—
Fuel, purchased power and cost of gas sold	203.1	232.1	—	—	—	0.1	3.5	—	(87.9)	350.8
Gross margin	309.4	184.9	68.2	49.6	33.5	168.9	(3.5)	1.8	(177.3)	635.6

Operations and maintenance	122.5	105.8	23.8	31.4	32.9	163.9	—	—	(169.5)	310.8
Depreciation, depletion and amortization	60.3	23.9	3.3	7.4	22.5	6.6	(9.8)	9.2	(6.6)	116.8
Impairment of long-lived assets	—	—	—	—	178.4	—	—	—	—	178.4
Operating income (loss)	126.5	55.2	41.1	10.8	(200.2)	(1.6)	6.4	(7.4)	(1.2)	29.6

Interest expense, net	(41.7)	(13.3)	(3.1)	(0.3)	(1.8)	(41.8)	—	—	42.1	(60.0)
Interest income	3.0	0.5	0.7	—	0.2	36.0	—	—	(39.3)	1.2
Other income (expense)	1.0	0.1	—	1.7	(0.4)	53.4	—	—	(54.1)	1.8
Impairment of equity investments	—	—	—	—	(5.2)	—	—	—	—	(5.2)
Income tax benefit (expense)	(31.1)	(14.9)	(14.0)	(3.1)	77.3	0.1	(2.3)	2.7	—	14.6
Net income (loss)	$57.8	$27.5	$24.8	$9.1	$(130.1)	$46.1	$4.0	$(4.7)	$(52.5)	$(17.9)
Net income attributable to noncontrolling interest	—	—	—	—	—	—	—	—	—	—
Net income (loss) available for common stock	$57.8	$27.5	$24.8	$9.1	$(130.1)	$46.1	$4.0	$(4.7)	$(52.5)	$(17.9)

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station, which sells energy and capacity under a 20-year PPA to Colorado Electric, is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

Black Hills Utility Naming Conventions
(All Utilities Operate as Black Hills Energy)

State	Former Name	Common Name	Legal Name

Arkansas	SourceGas	Arkansas Gas	Black Hills Energy Arkansas, Inc.
Colorado		Colorado Gas	Black Hills/Colorado Gas Utility Co. LP
Colorado	SourceGas	Colorado Gas Distribution	Black Hills Gas Distribution, LLC
Colorado		Colorado Electric	Black Hills/Colorado Electric Utility Co., LP
Colorado		Colorado Gas Transmission	Rocky Mountain Natural Gas LLC
Iowa		Iowa Gas	Black Hills/Iowa Gas Utility Co., LLC
Kansas		Kansas Gas	Black Hills/Kansas Gas Utility Co., LLC
Nebraska		Nebraska Gas	Black Hills/Nebraska Gas Utility Co., LLC
Nebraska	SourceGas	Nebraska Gas Distribution	Black Hills Gas Distribution, LLC
South Dakota, Montana and Wyoming	Black Hills Power	South Dakota Electric	Black Hills Power, Inc.
Wyoming	Cheyenne Light	Wyoming Gas and Electric	Cheyenne Light, Fuel and Power Company
Wyoming	Cheyenne Light	Wyoming Gas	Cheyenne Light, Fuel and Power Company
Wyoming	Cheyenne Light	Wyoming Electric	Cheyenne Light, Fuel and Power Company
Wyoming	Energy West	Wyoming Gas NW	Black Hills Northwest Wyoming Gas Utility Company, LLC
Wyoming	MGTC	Wyoming Gas NE	Cheyenne Light, Fuel and Power Company
Wyoming	SourceGas	Wyoming Gas Distribution	Black Hills Gas Distribution, LLC
Montana and Wyoming	Energy West	Shoshone	Black Hills Shoshone Pipeline, LLC

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	866-243-9002